Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) expected to be filed on our about May 27, 2009 pertaining to the Charlotte Russe Holding, Inc. 2009 Equity Incentive Plan of Charlotte Russe Holding, Inc. of our reports dated December 1, 2008, with respect to the consolidated financial statements and schedule of Charlotte Russe Holding, Inc. included in its Annual Report (Form 10-K), for the year ended September 27, 2008, and the effectiveness of internal control over financial reporting of Charlotte Russe Holding, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 26, 2009